UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

January 6, 2016
Date of Report (Date of earliest event reported)

NOVATION COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-22897	74-2830661
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2114 Central Street, Suite 600, Kansas City, MO 64108
(Address of principal executive offices) (Zip Code)
(816) 237-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition of Disposition of Assets.

On January 6, 2016, Novation Companies, Inc. (the "Company") completed the sale (the “Transaction”) of all of the membership interests of Corvisa LLC, a wholly owned subsidiary of the Company (“Corvisa”), to ShoreTel, Inc. (“ShoreTel”) pursuant to the terms of a Membership Interest Purchase Agreement, dated as of December 21, 2015 (the “Purchase Agreement”), by and among the Company, Corvisa Services LLC, a wholly owned subsidiary of the Company, and ShoreTel. The aggregate consideration for the Transaction included approximately $8.4 million in cash, subject to a potential post-closing working capital adjustment, of which amount approximately $7.0 million was paid at the closing and the following was deposited in escrow: (i) $1,020,000 for a period of twelve months to secure certain indemnification obligations of the Company; and (ii) $350,000 to secure certain obligations of the Company in connection with the post-closing working capital adjustment. In connection with the closing of the Transaction, the Company and ShoreTel also entered into a Transition Services Agreement and an Escrow Agreement, in substantially the forms attached as exhibits to the Purchase Agreement.

The terms of the Purchase Agreement were described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2015, and the full text of the Purchase Agreement was attached as an exhibit thereto.

Pursuant to the Company’s agreement with Matthew Lautz, the Company’s Chief Information Officer and Vice President, and the Chief Executive Officer of Corvisa, as previously disclosed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission on December 22, 2015, Mr. Lautz resigned from his positions with the Company and its subsidiaries effective upon the closing of the Transaction.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NOVATION COMPANIES, INC.

DATE: January 6, 2016	/s/ Rodney E. Schwatken Rodney E. Schwatken Chief Executive Officer